U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): April 2, 2002

AVANI INTERNATIONAL GROUP INC.

 (Name of Small Business Issuer in its charter)

 Nevada                 000-23319                      88-0367866

(State of           Commission File No.        (I.R.S. Employer

Incorporation)                                 I.D. Number)

#328-17 Fawcett Road, Coquitlam, B.C. (Canada)    V3K 6V2

 (Address of principal executive offices)         (Zip Code)

Registrant's telephone number 604-525-2386.

Item 5. Other Events.

As reported in the Company’s prior filings with the Securities and Exchange Commission, during June 2001, the Company received loans in the amount of $500,745.31 from an five unaffiliated third parties. The loans were unsecured, were due and payable on December 31, 2001, and at the discretion of the Company, the loans were payable in cash or in the form of common stock at a price per share equal to the closing price of the Company’s common stock as quoted on the NASDAQ OTCBB or other market, on the trading day immediately preceding the due date. On September 26, 2001, David Pok Beng Kwong, one of the lenders, purchased 500,000 shares of common stock of the Company in exchange for reducing the principal amount of his loan by $25,000 from $210,745.31 to $185,745.31. In addition, this lender received stock purchase warrants to purchase a total of 500,000 shares of common stock as follows; at a price per share of $0.05 if on or before September 26, 2003, at a price per share of $0.06 if on or before September 26, 2005; and at a price per share of $0.07 if on or before September 26, 2006.

As of December 31, 2001, the amount of the loans payable was $475,745.31. On April 2, 2002, the Company entered into agreements with each of the lenders pursuant to which each lender cancelled the full amount of their respective loan outstanding. In exchange, the Company made an assignment of an account receivable in the amount of $200,944 to four of the lenders. The account receivable assignment was in complete satisfaction for three of these lenders. The account receivable assigned is due from Avani O2 Water Sdn. Bdh., a Malaysian company (Avani O2) and relates to the shipment of water products to Avani O2 by the Company. In addition, the Company and Avani O2 have entered into an agreement relating to the manufacture and sale of the Company’s oxygen enriched water product from a facility to be constructed in Malaysia. In connection with the agreement, the Company is entitled to receive 30% of the after tax profits (Net Profits Interest) generated by the bottling equipment contributed by the Company under the terms of the agreement. For a more detailed explanation of the agreement and its terms, please refer to the Company’s Form 10-KSB for the period ended December 31, 2001. In addition to the assignment of the account receivable, the Company also assigned its Net Profits Interest to two of the lenders, consisting of Mr. Pok and one of the four lenders discussed above. The assignment of Net Profits Interest to Mr. Pok reverts back to the Company when Mr. Pok has received from such interest an amount equal to the principal amount of the cancelled loan, and the assignment to the other lender reverts back to the Company when such lender has received from such interest an amount equal to the principal amount of the cancelled loan less the amount of the account receivable assignment made to the lender as discussed above.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avani International Group, Inc.

April 26, 2002

/s/ Dennis Robinson

Dennis Robinson

Treasurer and

Chief Accounting Officer